                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    VALENCE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1.  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2.  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4.  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5.  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     6.  Amount Previously Paid:
         -----------------------------------------------------------------------
     7.  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     8.  Filing Party:
         -----------------------------------------------------------------------
     9.  Date Filed:
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
                            VALENCE TECHNOLOGY, INC.
                               301 CONESTOGA WAY
                            HENDERSON, NEVADA 89015

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 4, 1999

TO THE STOCKHOLDERS OF VALENCE TECHNOLOGY, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Valence Technology, Inc., a Delaware corporation (the "Company"), will be held on Thursday, February 4, 1999, at 3:00 p.m. local time at 301 Conestoga Way, Henderson, Nevada 89015, for the following purpose:

    1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

    2. To approve an amendment to the Company's 1996 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 410,000 shares.

    3. To approve the conversion and exercise of the Company's securities issued in a private financing.

    4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for its fiscal year ending March 28, 1999.

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on December 7, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors
                                          Joseph P. Hendrickson
                                          SECRETARY


Henderson, Nevada
January 5, 1999


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            VALENCE TECHNOLOGY, INC.
                               301 CONESTOGA WAY
                            HENDERSON, NEVADA 89015

                            ------------------------

                                PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Valence Technology, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of Stockholders to be held on Thursday, February 4, 1999, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 301 Conestoga Way, Henderson, Nevada. The Company intends to mail this proxy statement and accompanying proxy card on or about January 5, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, or at the Company's request, Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be about $4,500, if it renders such services.

VOTING RIGHTS AND OUTSTANDING SHARES


    Only holders of record of common stock at the close of business on December 7, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 7, 1998, the Company had outstanding and entitled to vote 26,274,723 shares of common stock, held of record by 703 persons.


    Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    The required quorum for the meeting, which must be represented in person or proxy, is a majority of the outstanding shares of Common Stock. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 301 Conestoga Way, Henderson, Nevada 89015, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS


    The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 1999 annual meeting of stockholders pursuant to Rule 14a-8, "Shareholder Proposals," of the Securities and Exchange Commission, or for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy, is September 7, 1999 unless the 1999 annual meeting of stockholders is held more than 30 days from February 4, 2000, in which case such stockholder proposals or nominations must be received within a reasonable period of time before the Company solicits proxies for the 1999 annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are four nominees for the five Board positions presently authorized in the Company's Bylaws. There is one vacant seat on the Board. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company having previously been elected by the stockholders.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four (4) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

          MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees and certain information about them are set forth below:

NAME                                           AGE             POSITION HELD WITH THE COMPANY
-----------------------------------------      ---      ---------------------------------------------
Lev M. Dawson............................          54   Chairman of the Board, President, Chief
                                                        Executive Officer and Director
Carl E. Berg(1)(2).......................          59   Director
Alan F. Shugart(1)(2)....................          67   Director
Bert C. Roberts, Jr......................          56   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    Mr. Dawson rejoined the Company in December 1997 as Chairman of the Board, Chief Executive Officer and President. Mr. Dawson, the founder of the Company, devoted significant time to the organization of the Company from January 1988 to March 1989, served as Chairman of the Board and Chief Executive Officer from its founding in March 1989 until April 1993, and as President from

March 1989 until June 1991. From May 1993 to December 1997, Mr. Dawson was involved in private family companies. From May 1978 through January 1988, Mr. Dawson was President, Chairman, and Chief Executive Officer of Robinton Products, Inc., a company which manufactured solid state meters and data retrieval systems for the electric utility industry. Mr. Dawson holds a B.S.E.E. degree in Electrical Engineering from the University of Southwestern Louisiana. Mr. Dawson also serves as a director of Dawson Ventures, Inc. and Lothaine Aviation and is a Manager of Bayou Macon Properties, LLC, Macon Ridge Development, LLC and a Managing Partner of Rayville Co. #1, LLC.

    Mr. Berg helped found the Company and has served on the Board of Directors since September 1991. For more than the past five years, Mr. Berg has been a major Silicon Valley industrial real estate developer and a private venture capital investor. Mr. Berg also serves as a director of Integrated Device Technology, Inc., Videonics, Inc., and Systems Integrated Research.

    Mr. Shugart joined the Company as a director in March 1992. Mr. Shugart has been the Chief Executive Officer and a director of Seagate Technology, Inc. ("Seagate") since its inception in 1979. Mr. Shugart also served as Seagate's President from 1979 to 1983 and from September 1991 to the present. Additionally, Mr. Shugart served as Chairman of the Board of Seagate from 1979 until September 1991, and from October 1992 to the present. Mr. Shugart currently serves as a director of Sandisk Corporation.

    Mr. Roberts joined the Company as a director in November 1998. Mr. Roberts was the Chairman of the Board of MCI Telecommunications from June 1992 to September 1998, at which time he assumed the role of Chairman of the Board of the newly merged MCI WorldCom, Inc. He was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation ("MCIT") from May 1983 to June 1992. Mr. Roberts has been a director of MCI since 1985; a non-executive director of Telefonica de Espana, a telecommunications company located in Spain, since March 1998; a non-executive director of The News Corporation Limited, a global multi-media company located in Australia, since November 1995.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended March 29, 1998, the Board of Directors held five meetings. The Board has an Audit Committee and a Compensation Committee. The Board at large serves as the Nominating Committee.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements. It recommends the independent public accountants to the Board and receives and considers the accountants' comments concerning controls, the adequacy of the Company's staff and management performance and procedures in connection with audit and financial controls. The Audit Committee did not meet during the 1998 fiscal year. It currently is composed of Messrs. Berg and Shugart, the Company's two non-employee directors.

    The Compensation Committee's responsibilities include making recommendations concerning salaries and incentive compensation, awarding stock options to employees and consultants under the Company's stock option plans and otherwise determining compensation levels. The Compensation Committee also performs other functions regarding compensation that the Board delegates to it. The Compensation Committee is composed of Messrs. Berg and Shugart, the Company's two non-employee directors. It met three times during the 1998 fiscal year.

    During the fiscal year ended March 29, 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
          AMENDMENT OF 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    In February 1996, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). At November 13, 1998, there were 340,000 shares of the Company's Common Stock authorized for issuance under the Directors' Plan.

    At November 13, 1998, options (net of canceled or expired options) covering an aggregate of 340,000 shares of the Company's Common Stock had been granted under the Directors' Plan and 0 shares (as well as any shares that might in the future be returned to the Directors' Plan as a result of cancellation or expiration of options) remained available for future grant under the Directors' Plan. During the last fiscal year, under the Directors' Plan, the Company granted to all current non-employee directors as a group options to purchase 68,897 shares at exercise prices of $5.12 and $6.50 per share.

    In November, 1998, the Board approved an amendment to the Directors' Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Directors' Plan by 410,000 shares from a total of 340,000 shares to 750,000 shares. The Board adopted this amendment to ensure that the Company can continue to attract and retain qualified non-employee directors by compensating them at levels determined appropriate by the Board.

    Stockholders are requested in this Proposal 2 to approve the Directors' Plan, as amended. If the stockholders fail to approve this Proposal 2, the number of shares authorized for issuance under the Directors' Plan will remain at 340,000 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Directors' Plan are outlined below:

GENERAL

    The Directors' Plan provides for automatic, non-discretionary grants of nonstatutory stock options to non-employee directors of the Company. Options granted under the Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code.

PURPOSE

    The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

    The Directors' Plan is administered by the Board. The Board has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board is authorized to delegate administration of the Directors' Plan to a committee of not less than two (2) members of the Board. As used herein with respect to the Directors' Plan, the "Board" refers to any such committee as well as to the Board of Directors itself.

ELIGIBILITY

    The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate of the Company. Three of the Company's four (4) current directors are eligible to participate in the Directors' Plan.

TERM OF OPTIONS

    Each option under the Directors' Plan is subject to the following terms and conditions:

    NON-DISCRETIONARY GRANTS. Option grants under the Directors' Plan are non-discretionary and made solely in accordance with the express provisions of the Directors' Plan.

    Each Non-Employee Director who was serving on the Board on February 13, 1996 (the "Effective Date") who had never previously been granted an option by the Company was granted an option to purchase one hundred thousand (100,000) shares of Common Stock on such date. In addition, each person who is first elected to the Board, and who otherwise qualifies as a Non-Employee Director, after the Effective Date shall be granted, at the time of such election, an option to purchase one hundred thousand (100,000) shares of Common Stock. (The first grant received by a Non-Employee Director under the Directors' Plan shall hereafter be referred to as the "Initial Grant.") Thereafter, on each anniversary date of an Initial Grant, whether such anniversary is the Effective Date of the Directors' Plan or the anniversary of initial election to the Board, each Non-Employee Director who continues to serve on the Board shall automatically be granted an option (an "Annual Grant") to purchase that number of shares equal to the difference between (i) one hundred thousand (100,000) shares and (ii) that number of shares underlying all other option grants held by the Non-Employee Director on the date of Annual Grant which have not vested as of the date of grant of such Annual Grant. No options other than the Initial Grants and Annual Grants described above may be granted under the Directors' Plan.

    OPTION EXERCISE. An Initial Grant shall vest and become exercisable with respect to twenty percent (20%) of the option shares on each of the first and second anniversaries of the Initial Grant grant date and with respect to the remaining sixty percent (60%) of the option shares in twelve (12) equal quarterly installments over the following three (3) years thereafter. An Annual Grant shall vest and become exercisable with respect to the option shares in twelve (12) equal quarterly installments. Such vesting is conditioned upon continued service as a Non-Employee Director or employee of or consultant to the Company. Subject to provisions contained herein, no option granted under the Directors' Plan may be exercised (i) with respect to unvested shares after the date service as a Non-Employee Director or employee of or consultant to the Company has terminated, and (i) with respect to vested shares 12 months after the date service as a Non-Employee Director or employee of or consultant to the Company has terminated. See "Effect of Certain Corporate Events" below.

    An option may not be exercised for less than one thousand (1,000) shares unless (i) the entire number of shares subject to a vested installment is less than one thousand (1,000) or (ii) the exercise represents the final exercise of the option.

    EXERCISE PRICE; PAYMENT. The exercise price of options granted under the Directors' Plan shall be equal to one hundred percent (100%) of the fair market value of the Common Stock on the date such option is granted. Fair market value, for purposes of the Directors' Plan, shall be the last sale price per share of the Company's Common Stock as quoted on the Nasdaq National Market on the date of the option grant. The exercise price of options granted may be paid (i) in cash, (ii) in shares of Common Stock of the Company at the time the option is exercised or (iii) or pursuant to a "same-day" sale program which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the Common Stock. However, to the extent an option is exercised for one thousand (1,000) shares or less, the exercise price must be paid in cash.

    TRANSFERABILITY; TERM. Under the Directors' Plan, an option is not transferable, except as specifically provided for in the option agreement, pursuant to a will or the laws of descent and distribution, or pursuant to a domestic relations order. No option granted under the Directors' Plan is exercisable by any person after the expiration of ten (10) years from the date the option is granted.

    OTHER PROVISIONS. The option agreement evidencing an option granted under the Directors' Plan may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan, as may be determined by the Board in its sole discretion.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan will be appropriately adjusted as to the class and the maximum number of shares subject to the Directors' Plan and options outstanding thereunder will be appropriately adjusted as the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of certain specified types of merger or other corporate reorganizations, to the extent permitted by law, the time during which outstanding options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may amend, suspend or terminate the Directors' Plan at any time or from time to time. No amendment will be effective unless approved by the stockholders of the Company within twelve (12) months before or after its adoption by the Board if such amendment requires stockholder approval in order for the Directors' Plan to meet the requirements of Rule 16b-3 of Securities Exchange Act of 1934 (the "Exchange Act") or the Nasdaq or securities exchange rules, as applicable.

FEDERAL INCOME TAX INFORMATION

    Options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options under Section 422 of the Code. The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan.

    Options granted under the Directors' Plan are nonstatutory stock options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income at the time the option was exercised. Such gain or loss will be long or short-term depending on how long the stock was held.

                                   PROPOSAL 3
                         APPROVAL OF PRIVATE FINANCING

    The Company is seeking approval from the stockholders of the issuance of shares of Common Stock issuable upon (i) conversion of an aggregate of 7,500 shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") sold in a private transaction on July 27, 1998, (ii) conversion of an aggregate of 7,500 shares of the Company's Series B Convertible Preferred Stock ("Series B Stock" and together with the Series A Stock, the "Preferred Stock") sold in a private transaction on December 18, 1998, and (iii) exercise of warrants (the "Warrants") issued or issuable in connection with such transactions to purchase up to 1,667,537 shares of the Company's Common Stock as described below. Such approval would have the effect of removing certain limitations under rules of the National Association of Securities Dealers, Inc. (the "NASD"), which would limit the conversion rights of the holders of the Preferred Stock and exercise rights of the holders of the Warrants to converting only such number of shares of Preferred Stock and exercising such Warrants as would collectively cause 5,071,913 shares of Common Stock to be issued. The terms of the private transactions in which the Company sold the Preferred Stock require the Company to seek this approval and provide that if this approval is not obtained on or before February 8, 1999 then, under certain conditions, the Preferred Stock will become redeemable at the option of the holders.

    Stockholders are requested in this Proposal 3 to approve the issuance of the Company's Common Stock upon conversion of the Preferred Stock and exercise of the Warrants as described above. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 3. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

BACKGROUND

    On July 27, 1998, the Company raised $10,000,000 in the first installment of a debt and equity financing, which ultimately may raise up to $25,000,000. The first installment comprised the sale on that date of 7,500 shares of Series A Stock and Warrants to purchase 447,761 shares of the Company's Common Stock to CC Investments, LDC, an institutional investor (the "Investor"), for an aggregate purchase price of $7,500,000, and a loan of $2,500,000 from Baccarat Electronics, Inc., an affiliate of a Director of the Company ("Baccarat"). The Investor agreed to purchase an additional 7,500 shares of Series A Stock and Warrants to purchase up to an additional 447,761 shares of the Company's Common Stock for an aggregate purchase price of $7,500,000 upon the achievement of certain milestones. Baccarat's loan agreement with the Company requires it to loan the Company an additional $7,500,000 under certain conditions.

    In connection with the transactions which occurred on July 27, 1998, the Company issued to the placement agent in the transaction a Warrant to purchase 87,500 shares of the Company's Common Stock, and issued to Baccarat in connection with the extension of the $2,500,000 loan to the Company a Warrant to purchase 149,254 shares of the Company's Common Stock. The Company will issue additional Warrants to Baccarat in the amount of 447,761 shares of the Company's Common Stock multiplied by the fraction equal to the dollar amount of additional loans actually made to the Company divided by $7,500,000.

    On December 11, 1998, the Company and the Investor amended the terms of the Investor's agreement to purchase 7,500 additional shares of Series A Stock and accompanying Warrants to purchase 447,761 shares of the Company's Common Stock, by agreeing to replace such obligation with the obligation to purchase 7,500 shares of the Company's Series B Stock and Warrants (with slightly modified terms) to purchase 447,761 shares of the Company's Common Stock. In addition, in connection with this amended agreement the Company and the Investor agreed to replace the Warrant issued to the Investor in the July 27, 1998 with a Warrant to purchase the same number of shares with the same modified terms as the Warrant issued in the Series B Stock transaction. On December 18, 1998 the Company sold the 7,500 shares of Series B Stock and Warrants to purchase 447,761 shares of the Company's Common Stock to the Investor for an aggregate purchase price of $7,500,000. In connection with this closing, the Company issued to the placement agent an additional Warrant to purchase 87,500 shares of the Company's Common Stock.

    The Warrants issued to the Investor, and issued and to be issued to Baccarat, have an exercise price of $6.7838 per share. The Warrants issued to the placement agent have an exercise price of $4.9375 per share.

TERMS OF THE PREFERRED STOCK AND WARRANTS

    SERIES A STOCK

    Each share of Series A Stock is convertible into a number of shares of Common Stock equal to the quotient obtained by dividing (i) one thousand plus the product of 60x(N/365), where N is equal to the number of days from July 27, 1998 to, and including, the date of conversion, by (ii) a conversion price which is $6.03 per share until July 28, 1999 (or January 27, 1999 in the event the Company has not signed and announced a material contract or contracts for the sale of batteries by January 27, 1999). After the applicable date, the conversion price will be the lower of $6.03 and 101% of the average of the two
(2) lowest of the closing bid prices of the Common Stock for a period of 10-15 consecutive trading days ending on the trading day immediately preceding the conversion date (the "Series A Variable Conversion Price"). However, in connection with the issuance of the Series B Stock, the Investor agreed that if the Investor converts Series A Stock at a time the Series A Variable Conversion Price is the applicable price, then the Investor will contribute to capital of the Company the difference between the number of shares actually issued upon conversion and the number of shares that would have been issued if the $6.03 conversion price had been applicable. This provision has the practical effect of causing the Series A Stock effectively to convert at all times at $6.03 per share.

    The Series A Stock bears no dividends, has a liquidation preference per share equal to $1,000 plus 60x(N/365), where N is equal to the number of days from July 27, 1998 to, and including, the liquidation event, and does not have any voting privileges except as are required by law. The Series A Stock is redeemable at the option of the holder at a premium in the event that a "Redemption Event" occurs. A "Redemption Event" includes, but is not limited to:
(i) the Common Stock is suspended from trading on any of, or is not listed (and authorized) for trading on any of, the Nasdaq National Market System, the Nasdaq SmallCap Market, the American Stock Exchange, or the New York Stock Exchange;
(ii) failure by the Company of its obligation to remove any restrictive legends on any certificate for any shares of Common Stock issued to the holders of Series A Stock or Warrants upon conversion of the Series A Stock or Warrants;
(iii) the Company's failure to deliver shares of Common Stock upon conversion of the Series A Stock when required; (iv) the Company breaches any material covenant or other material term of its agreements governing the terms of the Series A Stock and Warrants; (v) any representation or warranty of the Company made in any agreement, statement or certificate given in writing in connection with the issuance of the Series A Stock shall be false or misleading in any material respect when made and the breach of which has had or could reasonably be expected to have a material adverse effect; (vi) the Registration Statement required to be filed by the Company with respect to the Common Stock underlying the Series A Stock and Warrants has not been timely filed or declared effective;
(vii) the Company fails to increase the number of shares of Common Stock reserved for issuance upon conversion of the Series A Stock when required;
(viii) the Company fails to obtain stockholder approval of this Proposal 3 and thereafter the holders of Series A Stock cannot convert all of their shares of Series A Stock to Common Stock; (ix) the Company fails to meet certain registration requirements; or (x) Lev Dawson shall cease to be chief executive officer of the Company for any reason prior to July 27, 1999.

    The Company shall not, without first obtaining the approval of the holders of the Series A Stock: (a) alter or change the rights, preferences or privileges of the Series A Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Stock; (c) create any securities senior to or PARI PASSU with the Series A Stock; (d) increase the authorized number of shares of Series A Stock; (e) redeem, or declare or pay any cash dividend or distribution on, any junior securities; or (f) take certain actions which would result in any taxation with respect to the Series A Stock.

    Pursuant to the terms of the Series A Stock, no holder may convert the Series A Stock it owns for any shares of Common Stock that will cause it to own following such conversion in excess of 4.9% of the shares of the Company's Common Stock then outstanding. The Series A Stock is subject to further limitation on exercise as set forth under "--Stockholder Approval" below. The Series A Stock will automatically convert to Common Stock on July 27, 2001 if certain events are met, including the approval of this Proposal 3.

    SERIES B STOCK

    Each share of Series B Stock is convertible into a number of shares of Common Stock equal to the quotient obtained by dividing (i) one thousand plus the product of 60x(N/365), where N is equal to the number of days from December 18, 1998 to, and including, the date of conversion, by (ii) a conversion price which is $6.03 per share until July 27, 1999. After July 27, 1998, the conversion price will be the lower of $6.03 and 101% of the average of the six
(6) lowest of the closing bid prices of the Common Stock for a period of 10 consecutive trading days ending on the trading day immediately preceding the conversion date (the "Series B Variable Conversion Price"). When the Series B Variable Conversion Price is applicable, the number of shares of Common Stock issuable upon conversion will be inversely proportional to the market price of the Common Stock at the time of conversion at any time when the market price is less than $6.03 (i.e., the number of shares will increase as the market price of the Common Stock decreases).

    The Series B Stock bears no dividends, has a liquidation preference per share equal to $1,000 plus 60x(N/365), where N is equal to the number of days from December 18, 1998 to, and including, the liquidation event, and does not have any voting privileges except as are required by law. The Series B Stock is redeemable at the option of the holder at a premium in the event that a "Redemption Event" occurs. A "Redemption Event" consists of those same events as constitute a Redemption Event under the Series A Stock, but as applied to the Series B Stock.

    The Company shall not, without first obtaining the approval of the holders of the Series B Stock: (a) alter or change the rights, preferences or privileges of the Series B Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series B Stock; (c) create any securities senior to or PARI PASSU with the Series B Stock; (d) increase the authorized number of shares of Series B Stock; (e) redeem, or declare or pay any cash dividend or distribution on, any junior securities; or (f) take certain actions which would result in any taxation with respect to the Series B Stock.

    Pursuant to the terms of the Series B Stock, no holder may convert the Series B Stock it owns for any shares of Common Stock that will cause it to own following such conversion in excess of 4.9% of the shares of the Company's Common Stock then outstanding. The Series B Stock is subject to further limitation on exercise as set forth under "--Stockholder Approval" below. The Series B Stock will automatically convert to Common Stock on July 27, 2001 if certain events are met, including the approval of this Proposal 3.

    WARRANTS

    The Warrants issued to the Investor, and issued or are issuable to Baccarat, are exercisable for Common Stock at $6.7838 per share. The Warrants issued to the placement agent are exercisable for Common Stock at $4.94 per share. The Warrants are exercisable through July 27, 2003, and provide for antidilution protection in the event of the issuance or deemed issuance of Common Stock at a price less than the fair market value of the Common Stock, subject to certain exceptions.

    Pursuant to the terms of the Warrants, no holder may exercise the Warrants it owns for any shares of Common Stock that will cause it to own following such exercise in excess of 4.9% of the shares of the Company's Common Stock then outstanding. The Warrants are subject to further limitations on exercise as set forth under "--Stockholder Approval" below.

    The Warrants provide that the holder may effect a "cashless" exercise of the Warrants. Upon effecting a cashless exercise, the Company would issue to the holder of the Warrant, without receipt of payment of any kind, the number of shares as would equal the number of shares as would have been issued upon full exercise of the Warrant had the exercise price been paid in full, multiplied by the fraction equal to (i) the difference between the exercise price and the fair market value of the Common Stock on the date of the cashless exercise, divided by (ii) the fair market value of the Common Stock on the date of the cashless exercise.

    GENERAL

    Except with respect to certain redemption rights of the Company for the Preferred Stock and the limitation under Nasdaq regulations which limit the aggregate amount of shares of Common Stock which the Company may issue at a discount from market price upon conversion of the Preferred Stock and exercise of Warrants without stockholder approval (which stockholder approval the Company is requesting in this Proposal 3), there is no cap on the number of shares of Common Stock which may be issued. In addition, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of Warrants is subject to adjustment upon the occurrence of certain dilutive events.

    In connection with the issuance of the Preferred Stock and Warrants, the Company granted to the purchasers thereof certain rights to have the Company register for resale the Common Stock issuable upon conversion or exercise thereof under the Securities Act of 1933, as amended.

STOCKHOLDER APPROVAL

    The issuance of the Company's Common Stock upon conversion of the Preferred Stock and upon exercise of all the Warrants issued or to be issued in excess of 5,071,913 shares is subject to stockholder approval pursuant to the Rules of the Nasdaq National Market. Rule 4460(i)(1)(D) of the National Association of Securities Dealers (the "20% Rule") sets forth designation criteria for continued inclusion of the Common Stock on the Nasdaq National Market. The 20% Rule requires companies that are listed on the Nasdaq National Market to obtain stockholder approval prior, among other things, to issuing common stock (or securities convertible into or exercisable for common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued exceeds 20% of the common stock or voting power of the Company outstanding prior to the issuance.

    Because the conversion rate of the Preferred Stock will vary based upon the date of conversion, and may further vary with the trading price of the Company's Common Stock, the number of shares of Common Stock issuable upon conversion of all of the Preferred Stock now outstanding, and upon exercise of all of the Warrants now outstanding and/or to be issued in connection with the Baccarat loan described above, may exceed 5,071,913 shares. Therefore, it may be a condition to the conversion of all of the Preferred Stock and sale and issuance of the Common Stock upon exercise of the Warrants that the Company's stockholders approve such issuance. On the date of the Annual Meeting, assuming no limitations on the conversion of the Preferred Stock and exercise of the Warrants, the 15,000 shares of Preferred Stock will be convertible into approximately 2,536,632 shares of Common Stock, and the Warrants already outstanding will be exercisable for 1,219,776 shares of Common Stock.

CONSEQUENCES OF NON-APPROVAL

    As described above, in the event that the stockholders do not approve the issuance as they are being requested to do in this Proposal 3 and the holders of the Preferred Stock and Warrants are not able to convert the Preferred Stock and exercise the Warrants as they desire because the stockholders do not approve the issuance as they are being requested to do in this Proposal 3, then the holders of the Preferred Stock will be entitled to demand redemption of the Preferred Stock at a premium.

    In addition, in consideration for the purchasers' agreements to purchase the Preferred Stock and Warrants, the Company agreed to use its best efforts to obtain stockholder approval of the conversion and exercise of those securities. Therefore, if Proposal 3 is not approved, that agreement could require the Company to continue to seek stockholder approval of the conversion and exercise of those securities, which could be expensive for the Company.

RELATIONSHIP OF PURCHASERS TO DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    Baccarat is a corporation of which Carl Berg, a director of the Company, is President and principal stockholder.

REASONS FOR THE FINANCINGS AND USE OF PROCEEDS

    The Company entered into the financings as described above to raise capital for operating activities, and currently intends to use the proceeds of the financings for working capital, purchases of capital equipment, and to pay the costs of the financings.

FURTHER INFORMATION

    The terms of the Preferred Stock and Warrants are complex and are only briefly summarized in this Proxy Statement. Stockholders wishing further information concerning the rights, preferences and terms of the Preferred Stock and Warrants are referred to the full description thereof contained in the Company's Current Reports on Form 8-K and exhibits thereto filed with the Securities and Exchange Commission on August 4, 1998 and December 21, 1998, which can be viewed in the public reading rooms maintained by the Commission at Securities Exchange Commission, Public Reference Branch, Stop 1-2, 450 Fifth Street, NW, Washington, DC, 20549-1004. The Company's Current Reports on Form 8-K may also be viewed on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The description of terms, preferences and rights of the Company and holders of Preferred Stock with respect to the outstanding Preferred Stock and of the Warrants contained herein is qualified in its entirety by reference to the complete description of these preferences, rights and terms sets forth in the Company's Current Reports on Form 8-K.

                                   PROPOSAL 4
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 28, 1999, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's Financial statements since January 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

              MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's common stock as of November 1, 1998 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation table under the caption "Executive Compensation" below; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

                                                                      BENEFICIAL OWNERSHIP(1)
                                                                   -----------------------------
                                                                    NUMBER OF      PERCENT OF
BENEFICIAL OWNER                                                      SHARES          TOTAL
-----------------------------------------------------------------  ------------  ---------------
Carl E. Berg(2)..................................................    4,574,414          17.68%
  10050 Bandley Drive
  Cupertino, CA 95014
Lev Dawson(3)....................................................    1,952,897           7.61%
  301 Conestoga Way
  Henderson, NV 89015

Bell Communications Research, Inc................................    1,500,000           5.85%
  445 South Street
  Morristown, NJ 07960

Calvin L. Reed(4)................................................      140,000          *

William J. Masuda(4).............................................      173,067          *

Alan F. Shugart(4)...............................................      211,114          *

Bradley A. Perkins(4)............................................       26,256          *

R. Joseph Horning(4).............................................      144,472          *

Bert C. Roberts, Jr..............................................       20,000          *

David Archibald(5)...............................................       90,789          *

Tibor Kalnoki-Kis(4).............................................            0          *

All directors and executive officers as a group (5 persons)(6)...    6,902,897          26.45%

------------------------

*   Less than one percent (1%)

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 25,649,800 shares of common stock outstanding on November 1, 1998, adjusted as required by rules promulgated by the Commission.

(2) Includes 150,000 shares held by Mr. Berg; 77,338 shares issuable upon exercise of options held by Mr. Berg that are exercisable within 60 days of November 1, 1998; 1,222,825 shares and warrants to purchase an aggregate of 149,254 shares held by Baccarat Electronics, Inc., of which Mr. Berg is President and principal stockholder; 2,499,997 shares held by Baccarat Development Partnership for which Mr. Berg serves as the President of the corporate general partner; 300,000 shares held by West Coast Venture Capital, of which Mr. Berg is President and principal stockholder; 105,000 shares held by Berg & Berg Enterprises, Inc. and 70,000 shares held by Berg & Berg Profit Sharing Plan U/A

    1/1/80 FBO Carl E. Berg Basic Transfer Carl E. Berg, Trustee. Does not include 80,000 shares held in trust for Mr. Berg's children. Mr. Berg is not a trustee of the trust and he disclaims beneficial ownership of such shares.

(3) Includes 1,933,144 shares held by Mr. Dawson, of which 1,803,144 shares are pledged to the Company as collateral for certain promissory notes, and 19,753 shares issuable upon exercise of options within 60 days of November 1, 1998.

(4) All shares are issuable upon exercise of options that are exercisable within 60 days of November 1, 1998.

(5) Includes 15,000 shares held by Mr. Archibald and 75,789 shares issuable upon exercise of options within 60 days of November 1, 1998.

(6) Includes 452,677 shares issuable upon exercise of options within 60 days of November 1, 1998 and 149,254 shares issuable upon exercise of warrants exercisable within 60 days of November 1, 1998. Does not include shares beneficially owned by the 5 former executive officers listed in the Summary Compensation Table under the caption "Executive Compensation" below.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 29, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company's non-employee directors receive no cash compensation, but are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are employees of the Company do not receive separate compensation for their services as directors, but are eligible to receive stock options under the Company's 1990 Stock Option Plan (the "1990 Plan").

    Each non-employee director of the Company also receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. The plan provides that new directors will receive an initial stock option of 100,000 shares of common stock upon their election to the Board. The exercise price for this initial option will be the fair market value on the day it is granted. This initial option will vest one-fifth on the first and second anniversaries of the grant of the option, and quarterly over the next three years. On each anniversary of the director's election to the Board, the director will receive an annual stock option in the amount of 100,000 shares less the total amount of unvested shares remaining in the initial option and any annual options previously granted. The exercise price for this new option will be the fair market value on the day it is granted. This annual option will vest quarterly over a three year period. A director who had been granted an option prior to the adoption of the Directors' Plan will start receiving annual grants on the anniversary date of that director's prior grant. A director who had not received an option upon becoming a director will receive an initial stock option of 100,000 shares on the date of the adoption of the plan, and then receive annual options on the anniversary dates of that grant. No options granted under the Directors' Plan may be exercised until the plan is approved by the stockholders.

    During the last fiscal year, the Company granted options covering 26,668 shares to Carl Berg, at an exercise price per share of $6.50, and 42,224 shares to Alan Shugart, at an exercise price per share of $5.12, non-employee directors of the Company, under the Directors' Plan. The fair market value of such Common Stock on the dates of grant was $6.50 and $5.12, respectively, per share (based on the closing sales price reported in the Nasdaq National Market for the date of grant). As of November 13, 1998, no options had been exercised under the Directors Plan.

COMPENSATION OF EXECUTIVE OFFICERS

    Executive officers are eligible to receive stock options under the 1990
Plan.

    In June 1996, the Compensation Committee of the Board passed a resolution that provides for the automatic granting of stock options to the officers of the Company. According to this resolution, each quarter, each officer receives a grant of options under the 1990 plan in an amount necessary to keep the amount of unvested options held by that officer at a predetermined level. These levels are 360,000 shares for the CEO, 180,000 shares for an executive vice president, and 120,000 shares for a vice president. The resolution was effective when passed, and the Company's officers have been receiving such grants since that time. The resolution further provided that in the event the Company ever grants a bonus to any officer, that one half of any such bonus would be held by the Company for use by the officer only for exercising his or her stock options. To date, no bonuses have been granted to any officer.

    Calvin L. Reed was employed by the Company through December 31, 1997. He received severance pay equivalent to one year's salary and accelerated vesting of several stock option grants. On his last day with the Company, the following stock option amounts vested: thirty thousand (30,000) shares of Mr. Reed's second stock option grant, dated June 17, 1994; fifteen thousand (15,000) shares of his third stock option grant, dated June 17, 1994; twenty-one thousand seventy-two (21,072) shares of his eighth stock option grant, dated December 30, 1996; three thousand seven hundred fifty (3,750) shares of Mr. Reed's fourth stock option grant, dated March 25, 1996; thirty-five thousand three hundred fifty-six (35,356) shares of his thirteenth stock option grant, dated December 29, 1997; seven thousand seven hundred thirty-three (7,733) shares of his sixth stock option grant, dated July 1, 1996; and thirty-seven thousand eighty-nine (37, 089) shares of his fifth stock option grant, dated June 7, 1996.

    William J. Masuda was employed by the Company through January 9, 1998. He received severance pay equivalent to six months' salary and accelerated vesting of several stock option grants. On his last day with the company, the following stock option amounts vested: twenty-two thousand five hundred (22,500) shares of Mr. Masuda's second stock option grant, dated June 17, 1994; thirteen thousand five hundred twenty-four (13,524) shares of his seventh stock option grant, dated December 30, 1996; one thousand eight hundred seventy-five (1,875) shares of his third stock option grant, dated March 25, 1996; seventeen thousand three hundred eighty-one (17,381) shares of Mr. Masuda's eleventh stock option grant, dated December 29, 1997; three thousand five hundred thirteen (3,513) shares of his fifth stock option grant, dated July 1, 1996; and fifty-one thousand two hundred seven (51,207) shares of his fourth stock option grant, dated June 7, 1996.

    Bradley A. Perkins was employed by the Company through January 16, 1998. The vesting of several of his stock option grants was accelerated. On his last day of with the Company, the following stock option amounts vested: nineteen thousand nine hundred fifty (19,950) shares of Mr. Perkins' fourth stock option grant, dated September 2, 1994; twelve thousand (12,000) shares of his third stock option grant, dated June 17, 1994; three thousand four hundred seventy-two (3,472) shares of his ninth stock option grant, dated December 30, 1996; one thousand two hundred fifty (1,250) shares of Mr. Perkins' fifth stock option grant, dated March 25, 1996; and eleven thousand three hundred twenty-eight (11,328) shares of his thirteenth stock option grant, dated December 29, 1997.

    The following table shows for the fiscal years ended March 29, 1998, March 30, 1997 and March 31, 1996, certain compensation awarded or paid to, or earned by the Company's Chief Executive Officer, its other two executive officers whose total salary and bonus was at least $100,000 in fiscal 1998, and four additional executive officers for whom such disclosures would have been required but for the fact that the person was not serving as an executive officer of the Company at March 29, 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                            ANNUAL COMPENSATION       OTHER      COMPENSATION
                                                           ----------------------    ANNUAL         AWARDS        ALL OTHER
                                                FISCAL      SALARY                   COMPEN-    --------------  COMPENSATION
NAME AND PRINCIPAL POSITION                      YEAR         ($)      BONUS ($)   SATION ($)   OPTIONS(1) (#)       ($)
--------------------------------------------  -----------  ---------  -----------  -----------  --------------  -------------
Lev M. Dawson...............................        1998      82,923      --           --           1,000,000(12)     9,762.23(2)
Chairman of the Board, Chief                        1997      --          --           --             --             --
Executive Officer and President                     1996      --          --           --             --             --

Calvin L. Reed(7)...........................        1998     182,692      --           --             123,415        258,108(5,6)
Former Chairman of the Board,                       1997     250,000      --           --             297,630          7,540(5)
Chief Executive Officer and President               1996     250,000      --           --              30,000          4,854(5,3)

William J. Masuda(8)........................        1998     141,346      --           --              68,894         87,500(6)
Former Executive Vice President,                    1997     175,000      --           --             136,000        --
Worldwide Operations                                1996     175,000      --           --             --                 476(3)

Tibor Kalnoki-Kis(9)........................        1998     175,000      --           60,464(4)       --                 83(3)
Former Vice President and Chief                     1997      10,769      --            5,233(4)       150,000       --
Technical Officer                                   1996      --          --           --             --             --

R. Joseph Horning...........................        1998     145,600      --           --              44,762             42(3)
Vice President, Engineering                         1997     145,600      --           --              44,442        --
                                                    1996     145,600      --           12,500(4)        10,000        48,531(2)

David P. Archibald(10)......................        1998     133,599      --           19,896(4)        39,560       --
Former Vice President and Chief                     1997     130,000      --           21,104(4)        34,134       --
Financial Officer                                   1996      62,183      --           11,014(4)       110,000        47,323(2)

Bradley A. Perkins (11).....................        1998     102,500      --           13,926(4)        42,811       --
Former Vice President and                           1997     130,000      --           13,529(4)        69,117       --
General Counsel                                     1996     130,000      --           11,898(4)        10,000         7,679(2,3)

------------------------

(1) The Company has no stock appreciation rights ("SARs").

(2) Relocation expenses (moving expenses, tax gross-up payments related to sale of home, meals, relocation payment, travel expenses, etc.) related to the Company's move to Henderson, Nevada.

(3) Patent award payments. Patent awards are granted to employees of the Company for inventions made by employees for which they have submitted invention disclosures to the Company, for which the Company has filed a patent application with the United States Patent and Trademark Office, or for which a patent has been issued by the United States Patent and Trademark Office.

(4) Amounts forgiven under loans provided to the Named Executive Officer by the Company.

(5) Life insurance premium payments.

(6) Severance payments.

(7) Calvin L. Reed was employed by the Company through December 31, 1997.

(8) William J. Masuda was employed by the Company through January 9, 1998.

(9) Tibor Kalnoki-Kis was employed by the Company through June 8, 1998.

(10) David P. Archibald was employed by the Company through September 4, 1998.

(11) Bradley A. Perkins was employed by the Company through January 16, 1998.

(12) The shares are exercisable over a period of eighteen (18) months.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers pursuant to its 1990 Plan. As of November 13, 1998, options to purchase a total of 1,166,533 shares were outstanding under the 1990 Plan and 1,470,857 shares remained available for grant thereunder. The following tables show for the fiscal year ended March 29, 1998, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                                          ------------------------
                                                      PERCENT OF                            POTENTIAL REALIZABLE VALUE
                                                         TOTAL                              AT ASSUMED ANNUAL RATES OF
                                                        OPTIONS                              STOCK PRICE APPRECIATION
                                                      GRANTED TO                                       FOR
                                           OPTIONS     EMPLOYEES     EXERCISE                     OPTION TERM(3)
                                           GRANTED     IN FISCAL       PRICE      EXPIRA-   --------------------------
NAME                                       (#)(1)       YEAR(2)       ($/SH)     TION DATE     5% ($)       10% ($)
----------------------------------------  ---------  -------------  -----------  ---------  ------------  ------------
Lev M. Dawson(4)........................     39,506          2.3%    $    5.06    12/31/07  $    125,799  $    318,799
                                            660,494         37.9          5.06    12/31/07     2,103,219     5,329,939
                                            300,000         17.2          5.06    12/31/07       955,294     2,420,888

Calvin L. Reed..........................     29,855          1.7          6.31     3/30/07       118,541       300,405
                                             29,854          1.7          8.88     10/2/07       166,656       422,337
                                             28,350          1.6          8.88     10/2/07       158,260       401,060
                                             35,356          2.0          4.63    12/28/07       102,855       260,653

William J. Masuda.......................     19,161          1.1          6.31     3/30/07        76,080       192,800
                                             19,161          1.1          8.88     10/2/07       106,964       271,066
                                             13,191          0.8          8.88     10/2/07        73,637       186,610
                                             17,381          1.0          4.63    12/28/07        50,564       128,137

Tibor Kalnoki-Kis.......................     --           --            --          --           --            --

R. Joseph Horning.......................     10,829          0.6          6.31     3/30/07        42,997       108,963
                                             10,828          0.6          8.88     10/2/07        60,446       153,181
                                             10,280          0.6          8.88     10/2/07        57,387       145,429
                                             12,825          0.7          4.63    12/28/07        37,310        94,549

David P. Archibald......................      6,135          0.4          6.31     3/30/07        24,359        61,731
                                             15,134          0.9          8.88     10/2/07        84,484       214,097
                                              8,072          0.5          8.88     10/2/07        45,061       114,193
                                             10,219          0.6          4.63    12/28/07        29,728        75,337

Bradley A. Perkins......................     10,422          0.6          6.31     3/30/07        41,381       104,867
                                             10,421          0.6          8.88     10/2/07        58,174       147,423
                                              9,640          0.6          8.88     10/2/07        53,814       136,375
                                             12,328          0.7          4.63    12/28/07        35,864        90,885

------------------------

(1) Options granted in fiscal 1998 generally vest over four years, with 1/16 of the shares vesting each quarter and with full vesting occurring on the fourth anniversary date. See "Executive Compensation" for a description of severance agreements and how they affect the vesting of options for Mr. Reed, Mr. Masuda and Mr. Perkins.

(2) Based on an aggregate of 1,742,832 options granted to employees, including the Named Executive Officers, in fiscal year 1998.

(3) The potential realizable value is calculated based on the term of the option at its time of grant, 10 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4) Mr. Dawson's options vest over eighteen months from date of grant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                            SHARES                                                    VALUE OF UNEXERCISED
                                           ACQUIRED                     NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                              ON            VALUE       OPTIONS AT FY-END (#)           AT FY-END ($) (1)
                                           EXERCISE       REALIZED   ---------------------------   ---------------------------
NAME                                         (#)             ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------  --------------    ---------  -----------   -------------   -----------   -------------
Lev M. Dawson.........................         960,494(2)         0          0         39,506              0             0

Calvin L. Reed........................         338,500    1,656,208    382,740              0        702,185             0

William J. Masuda.....................          47,500      295,015    256,661              0        239,107             0

Tibor Kalnoki-Kis.....................               0            0     37,500        112,500              0             0

R. Joseph Horning.....................          25,000      119,380    127,511        153,815        107,693        69,435

David P. Archibald....................               0            0     73,100        110,594         58,562        56,136

Bradley A. Perkins....................          24,000      192,130    127,216              0        115,647             0

------------------------

(1) Based on the fair market value of the Company's Common Stock as of March 29, 1998 ($4.938) minus the exercise price of the options multiplied by the number of shares underlying the option.

(2) See "Certain Transactions."

EMPLOYMENT AGREEMENTS

    In May 1991, the Company entered into an agreement with Mr. Reed pursuant to which Mr. Reed joined the Company as its President and Chief Operating Officer for an annual salary of $250,000. The Company also granted Mr. Reed an option to purchase 700,000 shares of common stock at an exercise price of $0.25 per share, with 20% vesting immediately and the remainder vesting over a four-year period.

    In January 1993, the Company entered into an employment agreement with Mr. Horning pursuant to which the Company retained Mr. Horning as its Director of Product Engineering for an annual salary of $125,000. The Company granted Mr. Horning an option to purchase 22,000 shares of common stock at an exercise price of $22.75 per share, vesting over a five-year period. In addition, the Company agreed to pay Mr. Horning's relocation expenses. The Company also loaned Mr. Horning $45,000 pursuant to a loan agreement, in which the Company forgave the loan at a rate of $15,000 per year of his employment. Mr. Horning became a Vice President of the Company in September 1993.

    In February 1997, the Company entered into an employment agreement with Dr. Kalnoki-Kis pursuant to which the Company retained Dr. Kalnoki-Kis as its Vice President and Chief Technical Officer at an annual salary of $175,000. The Company granted Dr. Kalnoki-Kis an option to purchase 150,000 shares of common stock at an exercise price of $5.88 per share, vesting over a four-year period. In addition, the Company agreed to pay Dr. Kalnoki-Kis's relocation expenses. The Company also loaned Dr. Kalnoki-Kis $200,000 pursuant to a loan agreement, in which the Company will forgive the principal and interest over the first four years of his employment. Dr. Kalnoki-Kis left the Company in June 1998.

    In January 1998, the Company entered into an employment agreement with Lev
M. Dawson pursuant to which the Company retained Mr. Dawson as its Chairman of the Board, Chief Executive Officer and President at an annual salary of $280,000. The Company granted Mr. Dawson an option to purchase 1,000,000 shares of common stock at an exercise price of $5.06 per share, vesting over a period of eighteen months. The Company agreed to pay Mr. Dawson's relocation expenses.

    In January 1998, the Company entered into an employment agreement with Joseph P. Hendrickson pursuant to which the Company retained Mr. Hendrickson as its Vice President of Administration at an annual salary of $175,000. Subsequently, Mr. Hendrickson was promoted to Senior Vice President of Operations at an annual salary of $200,000. The Company granted Mr. Hendrickson an option to purchase 150,000 shares of common stock at an exercise price of $5.31 per share, vesting over a period of eighteen months. The Company agreed to pay Mr. Hendrickson's relocation expenses.

                          OPTION REPRICING INFORMATION

    The following table shows certain information concerning option repricings received by any Named Officer during the last ten years.

                         TEN YEAR OPTION/SAR REPRICINGS

                                                                                                                 LENGTH OF
                                                         NUMBER OF                                                ORIGINAL
                                                         OPTIONS/    MARKET PRICE                               OPTION TERM
                                                           SARS      OF STOCK AT    EXERCISE PRICE              REMAINING AT
                                                         REPRICED      TIME OF        AT TIME OF       NEW        DATE OF
                                                            OR       REPRICING OR    REPRICING OR    EXERCISE   REPRICING OR
                                                          AMENDED     AMENDMENT       AMENDMENT       PRICE      AMENDMENT
NAME                                             DATE       (#)          ($)             ($)           ($)        (YEARS)
---------------------------------------------  --------  ---------   ------------   --------------   --------   ------------
R. Joseph Horning............................  01/18/93   22,000        11.50           22.75         11.50         4.75

COMPENSATION COMMITTEE REPORT(1)

    The Compensation Committee of the Board of Directors (the "Committee") consists of Messrs. Berg and Shugart, neither of whom is currently an employee or an officer of the Company. It is the responsibility of the Committee to establish and administer the Company's policies governing employee compensation and to administer the Company's employee benefits plans, including the 1990 Plan. The Committee evaluates the performance of management, determines compensation policies and levels, and makes decisions concerning salaries and incentive compensation.

    The Company's executive compensation program is designed to attract and retain executives capable of leading the Company in its pursuit of its business objectives and to motivate them in order to enhance long-term stockholder value. Long-term equity compensation is also used to harmonize the interests of management and stockholders. The main elements of the program are competitive pay and equity incentives. Annual compensation for the Company's executive officers historically consists of two elements: cash salary and stock options. The Company does not have a management bonus plan; however, it is expected that as the Company moves from being primarily involved in research and development to being a manufacturing company, the Committee will recommend the institution of a bonus plan as well.

    The Committee considers a variety of individual and corporate factors in assessing the Company's executive officers and making informed compensation decisions. These factors include each officer's contributions to the Company, the compensation paid by comparable companies to employees in similar situations, and, most importantly, the progress of the Company towards its long-term business objectives. When determining compensation for executive officers, the committee looks to the following measures in evaluating the Company's progress: (i) the acquisition and management of capital to allow the Company to complete development and ultimately realize significant revenues,
(ii) the recruitment and retention of officers and other important personnel,
(iii) the progress of the Company's product development program, and (iv) the evolution of manufacturing capability. The factors that are used by the Committee in

------------------------

(1) The material in this report is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before the date hereof and irrespective of any general incorporation in any such filing.

evaluating the compensation of the Chief Executive Officer are no different from those that are used to evaluate the compensation of other executives.

    During the fiscal year 1998, Committee provided stock option grants to the executive officers of the Company pursuant to the 1990 Plan. The exercise price of the option grants were equal to the fair market value of the Company's Common Stock on the date of grant. The executive officers received a total of 262,372 shares. The Committee based this determination on the need to incentivize the staff in connection with the Company's efforts to commercialize the technology.

    Compensation of the Chief Executive Officer is evaluated by the Compensation Committee based on the criteria outlined above for all other executive officers of the Company, including his contributions for the prior year, his success in managing and motivating the Company's employees, and the challenges to be faced in the year ahead, as well as the desire to offer a competitive salary. The Compensation Committee has set Mr. Dawson's total annual compensation, including salary and option grants, at a level they believe is competitive with that of other Chief Executive Officers at other companies in the same industry. In addition, Mr. Dawson's salary and option grants were set at a level the Compensation Committee believes will properly motivate and retain Mr. Reed as the Chief Executive Officer of the Company.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. However, the Committee has determined that stock awards granted under the 1990 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

                                          Carl E. Berg
                                          Alan F. Shugart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended March 29, 1998, the Compensation Committee consisted of Messrs. Shugart and Berg.

    In July 1990, Mr. Berg loaned the Company $520,000 for a seven year term at an interest rate of 10% per annum and the Company issued a warrant exercisable for an aggregate of 130,000 shares of common stock to Mr. Berg. This warrant was exercised on March 31, 1992 at $4.40 per share by cancellation of indebtedness under such loan. From July 1990 to March 1992 the Company issued additional warrants exercisable for an aggregate of 1,222,825 shares of common stock to Baccarat Electronics, Inc., an entity affiliated with Mr. Berg, at an exercise price of $4.00 per share, in consideration for a loan agreement in which such entity agreed to lend the Company an aggregate of up to $5,000,000 (the "Loan Agreement"), all of which were exercised in July 1997. Under the terms of the Loan Agreement, the Company executed a promissory note payable in full in July 1995 with 9% interest per annum through July 1993 and the prime rate thereafter. In addition, to secure its obligations under the promissory note, the Company granted to the entity a security interest in all of the Company's assets. In August 1992, the Company entered into an amendment to the Loan Agreement which allows the Company to borrow, prepay and re-borrow up to the full $10,000,000 principal under the promissory note on a revolving basis and provided that the lender will subordinate its security interest to other lenders when the loan balance is at zero. In September 1992, the Company paid in full all interest and principal outstanding under the Loan Agreement. As of March 29 1998, the Company had no outstanding balance under the Loan Agreement.

    The Company had two facilities in San Jose, California, which it no longer occupies, under a five-year lease commencing May 1, 1993 with Berg & Berg Developers. Carl E. Berg, a director of the Company, is a general partner of Berg & Berg Developers. The Company has sublet, through Berg & Berg Developers, both facilities for the entire term remaining on the lease, thereby releasing the Company from any further obligation.

    In September 1990, the Company issued an aggregate of 500,000 shares of common stock to four stockholders affiliated with the then majority holder of Innocell in exchange for payments aggregating $5,000. As partial consideration for the settlement of the Company's disagreements with the holders of the other 55% interest in Innocell and with the four stockholders, in March 1992, Mr. Berg obtained for a cash payment of $131,250 irrevocable options to repurchase an aggregate of 375,000 shares of common stock from the four stockholders exercisable at $5.00 per share. Because of certain Danish tax considerations, the four stockholders would not grant the options to the Company. Mr. Berg agreed to hold such options for the benefit of the Company. The Company exercised such options in October 1993 for an aggregate of $1,875,000. The Company has reimbursed Mr. Berg for all of his costs (including the $131,250 option payment) and indemnified him for any liability incurred in connection with this transaction. In connection with the acquisition of the options from the four stockholders, Mr. Berg obtained letters of credit aggregating $1,875,000 to support the option exercise price. The Company has paid $1,875,000 as substitute collateral for the collateral made available by Mr. Berg.

    In March 1992, in connection with the acquisition of the remaining interests in its Danish subsidiary, the Company borrowed an additional $1,100,000 from Mr. Berg at the prime rate plus 2%, payable on the earlier of September 30, 1992 or 10 days after the closing of an underwritten public offering. Such amount plus interest was repaid in May 1992.

    During fiscal year 1993, the Company purchased $134,000 of computer equipment from Actrix Computers, Inc. During fiscal year 1994, the Company purchased an additional $114,129 of computer equipment from Actrix Computers, Inc. Mr. Berg is President and substantial owner of Actrix Computers, Inc. The Company believes that the prices it has paid for the computer equipment are comparable to prices generally available in the market.

PERFORMANCE MEASUREMENT COMPARISON(1)


    The following chart shows total stockholder return for the periods indicated for each of (i) the Company's common stock, (ii) the Standard & Poors 500 Index (the "S&P 500"), and (iii) Hambrecht & Quist Growth Index, a subset of the Hambrecht & Quist Technology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year.


              COMPARISON OF CURATIVE TOTAL RETURN ON INVESTMENT(2)
       AMONG VALENCE TECHNOLOGY, INC., THE NASDAQ STOCK MARKET US INDEX,
                     AND THE HAMBRECHT & QUIST GROWTH INDEX

Research Data Group                        Total Return--Data Summary

                                      VLNC

                                                                              CUMULATIVE TOTAL RETURN
                                                          ----------------------------------------------------------------
                                                            3/93       3/94       3/95       3/96       3/97       3/98
                                                          ---------  ---------  ---------  ---------  ---------  ---------
VALENCE TECHNOLOGY INC                               VLN     100.00     100.00      12.50      30.80      45.09      35.27
NASDAQ STOCK MARKET (U.S.)                          INAS     100.00     107.94     120.07     163.03     181.21     275.21
H & Q GROWTH                                        IHQG     100.00     116.10     142.75     220.36     180.39     273.07

------------------------

(1) The material in this report is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before the date hereof and irrespective of any general incorporation in any such filing.

(2) $100 invested on 5/7/92 in stock or index--including reinvestment of dividends.

                              CERTAIN TRANSACTIONS

    See "Compensation Committee Interlocks and Insider Participation" for a description of certain transactions between the Company and Mr. Berg.

    On January 1, 1998, the Company granted options to Mr. Dawson, the Company's new Chairman of the Board, Chief Executive Officer and President, an incentive stock option to purchase 39,506 shares which was granted pursuant to the Company's 1990 Stock Option Plan (the "1990 Plan"). Also, an option to purchase 660,494 shares was granted pursuant to the Company's 1990 Plan and an option to purchase 300,000 shares was granted outside of any equity plan of the Company, neither of which are incentive stock options (the "Nonstatutory Options"). The exercise price of all three options is $5.0625 per share, the fair market value on the date of the grant. The Compensation Committee of the Company approved the early exercise of the Nonstatutory Options on March 5, 1998. The options permitted exercise by cash, shares, full recourse notes or non-recourse notes secured by independent collateral. The Nonstatutory Options were exercised on March 5, 1998 with non-recourse promissory notes secured by the shares acquired upon exercise plus 842,650 shares previously held by Mr. Dawson. Purchased shares for which the underlying options have not vested are subject to repurchase by the Company. As of March 29, 1998, none of the shares in the underlying options have vested.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

    In addition, the Company's Second Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Company has obtained directors and officers liability insurance with coverage of $2,000,000.


    In May 1994, a series of class action lawsuits was filed in the United States District Court for the Northern District of California against the Company and certain of its present and former officers and directors. These lawsuits were consolidated, and in September 1994 the plaintiffs filed a consolidated and amended class action complaint. Following the Court's Orders on motions to dismiss the complaint, which were granted in part and denied in part, the plaintiffs filed an amended complaint in October 1995 (the "Complaint"). The Complaint alleges violations of the federal securities laws against the Company, certain of its present and former officers and directors, and the underwriters of the Company's public stock offerings, claiming that the defendants issued a series of false and misleading statements, including filings with the Securities and Exchange Commission, with regard to the Company's business and future prospects. The plaintiffs seek to represent a class of persons who purchased the Company's common stock between May 7, 1992 and August 10, 1994. The Complaint seeks unspecified compensatory and punitive damages, attorney's fees and costs.

    On January 23, 1996, the Court dismissed, with prejudice, all claims against the underwriters of the Company's public stock offerings, and one claim against the Company and its present and former officers and directors. On April 29, 1996, the Court dismissed with prejudice all remaining claims against a present director and limited claims against a former officer and director to the period when that person was an officer. In December 1996, the Company and the individual defendants filed motions for summary judgment, which the plaintiffs opposed. In November 1997, the Court granted the Company's motion for summary judgment and entered a judgment in favor of all defendants. Plaintiffs have appealed and the case is pending before the United States Court of Appeals for the Ninth Circuit.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company and its officers and directors have been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          Joseph P. Hendrickson
                                          SECRETARY


January 5, 1999


    A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 29, 1998 is available without charge upon written request to: Corporate Secretary, Valence Technology, Inc., 301 Conestoga Way, Henderson, Nevada 89015.

                                   PROXY
                            VALENCE TECHNOLOGY, INC.
          PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
                           MEETING OF STOCKHOLDERS
                       TO BE HELD ON FEBRUARY 4, 1999

     The undersigned hereby appoints Lev M. Dawson and Joseph P. Hendrickson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Valence Technology, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Valence Technology, Inc. to be held at 301 Conestoga Way, Henderson, Nevada 89015, on Thursday, February 4, 1999, at 3:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

/X/ Please mark votes as in this example

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 BELOW AND A VOTE FOR PROPOSALS 2, 3 AND 4.

1.    To elect directors to hold office until the next Annual
      Meeting of Stockholders and until their successors are elected.

NOMINEES: Lev M. Dawson, Carl E. Berg, Alan F. Shugart and Bert C. Roberts, Jr.

/ /  FOR all nominees listed                     / /  WITHHELD
     (except as marked to the contrary
      below).


----------------------------------------------------------------------------


TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) ABOVE:

2.    To approve an amendment to the Company's 1996 Non-Employee
      Directors' Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 410,000 shares.

      / / FOR   / / AGAINST    / / ABSTAIN

3. To approve the conversion and exercise of the Company's securities issued in a private financing.

      / / FOR   / / AGAINST    / / ABSTAIN

4. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending March 28, 1999.

      / / FOR   / / AGAINST    / / ABSTAIN


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

                                        PLEASE VOTE, DATE AND PROMPTLY RETURN
                                        THIS PROXY IN THE ENCLOSED RETURN
                                        ENVELOPE WHICH IS POSTAGE PREPAID IF
                                        MAILED IN THE UNITED STATES.
                                        PLEASE SIGN EXACTLY AS YOUR NAME
                                        APPEARS HEREON. IF THE STOCK IS
                                        REGISTERED IN THE NAMES OF TWO OR
                                        MORE PERSONS, EACH SHOULD SIGN.
                                        EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                        GUARDIANS AND ATTORNEYS-IN-FACT
                                        SHOULD ADD THEIR TITLES.  IF SIGNER
                                        IS A CORPORATION, PLEASE GIVE FULL
                                        CORPORATE NAME AND HAVE A DULY
                                        AUTHORIZED OFFICER SIGN, STATING
                                        TITLE.  IF SIGNER IS A PARTNERSHIP,
                                        PLEASE SIGN IN PARTNERSHIP NAME BY
                                        AUTHORIZED PERSON.

Signature:________________ Date:_____ Signature:________________ Date:_____